                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-31342
PROSPECTUS SUPPLEMENT NO. 3 DATED MAY 8, 2000
TO PROSPECTUS DATED APRIL 6, 2000, AS SUPPLEMENTED
ON APRIL 17, 2000 AND APRIL 25, 2000

                      [i2 LOGO]            i2 TECHNOLOGIES, INC.

    $350,000,000 5 1/4% CONVERTIBLE SUBORDINATED NOTES DUE DECEMBER 15, 2006

                                      AND

     4,605,790 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

     The information contained in the table appearing under the heading "Selling Securityholders" on pages 35-37 of the prospectus, as supplemented prior to the date of this prospectus supplement, is hereby amended to add the following information:

                                                                                 SHARES OF
                                           PRINCIPAL AMOUNT    PERCENTAGE OF    COMMON STOCK
                                            OF NOTES THAT          NOTES        THAT MAY BE
NAME OF SELLING SECURITYHOLDER               MAY BE SOLD        OUTSTANDING       SOLD(1)
------------------------------             ----------------    -------------    ------------
FIST -- Franklin Convertible Securities
  Fund...................................     $  750,000              *             9,869
Fortis Equity Portfolios, Inc. -- Growth
  and Income.............................        150,000              *             1,973
JMG Triton Offshore Fund, Ltd............      1,000,000              *            13,159
Salomon Smith Barney Inc ................         75,000              *               986
Transamerica Life Insurance & Annuity
  Co.....................................      4,000,000            1.1%           52,637

     The information contained in the table appearing under the heading "Selling Securityholders" on pages 35-37 of the prospectus, as supplemented prior to the date of this prospectus supplement, with respect to the Selling Securityholders named below is hereby deleted and restated with the following information:

                                                                                 SHARES OF
                                             PRINCIPAL AMOUNT   PERCENTAGE OF   COMMON STOCK
                                              OF NOTES THAT         NOTES       THAT MAY BE
NAME OF SELLING SECURITYHOLDER                 MAY BE SOLD       OUTSTANDING      SOLD(1)
------------------------------               ----------------   -------------   ------------
Putnam Convertible Income -- Growth
  Trust....................................     $4,232,000           1.2%          55,690
Putnam Convertible Opportunities and Income
  Trust....................................         86,000             *            1,131

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 *  Indicates less than one percent.

(1) Assumes full conversion of the notes held by each holder at the rate of
    13.1594 shares per each $1,000 in principal amount of notes.